Exhibit 99.1

Investor Update – April 9, 2008

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon). Our disclosure of operating cost per available seat mile, excluding fuel, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Some of these risks include increased competition, significant fuel costs, general economic conditions, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

   March 2008 Statistics

	March 2008	Change Y-O-Y	Q1 2008	Change Y-O-Y
Capacity (ASMs in millions)	2,099	5.2%	6,084	6.8%
Traffic (RPMs in millions)	1,696	10.7%	4,526	11.3%
Revenue passengers (000s)	1,537	6.1%	4,080	5.6%
Load factor*	80.8%	4.0pts	74.4%	3.0pts

    *percentage of available seats occupied by fare-paying passengers

Revenue and fuel expense information is not yet available for March. See the Investor Update included in our Form 8-K/A dated March 25, 2008 for quarter-to-date revenue and fuel information through February 2008.

   Forecast Information

	Forecast Q1 2008	Change Y-O-Y
Unit Costs:
Cost per ASM on a GAAP basis (cents)*	11.4 – 11.5	8% - 9%
Less: Fuel cost per ASM (cents)*	3.8	36%
Cost per ASM excluding fuel (cents)*	7.6 – 7.7	(1% - 3%)

Fuel Gallons (in millions)	87.0	3%
Economic fuel cost per gallon**	$2.73	40%

*For Alaska, our forecasts of mainline cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the first quarter and the actual adjustments to the value of our fuel-hedging portfolio in the first quarter. Our economic fuel cost per ASM will likely be different than the amount presented here.

**Because of the volatility of fuel prices, actual amounts may differ significantly.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party whereby Alaska purchases capacity for service between Anchorage and Dutch Harbor, AK.

   March 2008 Statistics (Horizon CPA)

	March 2008	Change Y-O-Y	Q1 2008	Change Y-O-Y
Capacity (ASMs in millions)	123	12.8%	344	15.9%
Traffic (RPMs in millions)	96	20.3%	256	22.5%
Load factor*	78.5%	5.0 pts	74.4%	4.1 pts

  *Percentage of available seats occupied by fare-paying passengers

Revenue information is not yet available for March. See the Investor Update included in the Form 8-K/A dated March 25, 2008 for quarter-to-date revenue information through February 2008.

The March 2008 statistics reflect the Horizon CPA flying only as that flying represents approximately 95% of the total purchased capacity. The ASMs and RPMs shown in the statistics table are included in Horizon’s system totals.

   Forecast Information (Horizon CPA and Dutch Harbor CPA)

	Forecast Q1 2008	Change Y-O-Y
Capacity (ASMs in millions)	360	14%
Cost per ASM (cents)*	21.0-21.2	(1%-2%)

  * The operating data above includes capacity under the CPA with Horizon. Costs associated with this agreement are eliminated in consolidation

HORIZON AIR

   March 2008 Statistics

	March 2008	Change Y-O-Y	Q1 2008	Change Y-O-Y
Capacity (ASMs in millions)	327	(0.5%)	942	1.8%
Traffic (RPMs in millions)	241	3.5%	658	5.0%
Revenue passengers (000s)	660	11.0%	1,852	15.1%
Load factor*	73.8%	2.9 pts	69.9%	2.1pts

  *percentage of available seats occupied by fare-paying passengers

Revenue and fuel expense information is not yet available for March. See the Investor Update included in the Form 8-K/A dated March 25, 2008 for quarter-to-date revenue and fuel information through February 2008.

Line-of-Business Information

Horizon’s capacity mix and load factor information by line-of-business for the first quarter is presented below.

First Quarter 2008

	Capacity Mix			Load Factor
	Actual ASMs (in millions)	Change Y-O-Y	Current % Total	Actual	Point change Y-O-Y
Brand Flying	598	29.0%	65%	67.2%	0.1	pt
Alaska CPA	344	15.9%	35%	NM	—	—
Frontier CPA	—	(100.0)%	—%	NM	—	—
System Total	942	1.8%	100%	69.9%	2.1	pts

    NM = Not Meaningful

In CPA arrangements, Horizon is (or was, as was the case with the Frontier CPA which ended in November 2007) insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, CPA yield and load factor information is not presented. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

March revenue information is not yet available. See the Investor Update included in the Form 8-K/A dated March 25, 2008 for quarter-to-date revenue information through February 2008.

HORIZON AIR - (continued)

   Forecast Information

	Forecast Q1 2008	Change Y-O-Y
Unit Costs
Cost per ASM on a GAAP basis (cents)*	20.2-20.3	10-11%
Less: Fuel cost per ASM (cents)*	4.9	65%
Cost per ASM excluding fuel (cents)*	15.3-15.4	—

Fuel Gallons (in million)**	17.8	22%
Economic fuel cost per gallon***	$2.78	38%

*For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the first quarter and the actual adjustments to the value of our fuel-hedging portfolio in the first quarter. We expect that our economic fuel cost per ASM will be lower.

Horizon’s CASM includes the expected loss on the sublease of Q200 aircraft to a third party. We expect the loss will be approximately $6 million in the first quarter of 2008 as we deliver three of the remaining five Q200s to the third party under the existing sublease agreement.

**Horizon’s fuel consumption now includes fuel that was formerly purchased by Frontier as part of the Frontier CPA agreement.

***Because of the volatility of fuel prices, actual amounts may differ significantly.

AIR GROUP

  Future Fuel Hedge Positions

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
First Quarter 2008	50%	$66.88
Second Quarter 2008	50%	$72.60
Third Quarter 2008	50%	$78.03
Fourth Quarter 2008	50%	$76.74
Full Year 2008	50%	$73.72

First Quarter 2009	16%	$83.97
Second Quarter 2009	16%	$82.90
Third Quarter 2009	12%	$82.95
Fourth Quarter 2009	10%	$82.08
Full Year 2009	13%	$83.07

Cash and Share Count

(in millions)	March 31, 2008	December 31, 2007
Cash and marketable securities	$918	$823
Common shares outstanding	36.425	38.051

The Company does not have any auction-rate securities in its investment portfolio.

Share Repurchase Program

The Company completed its $100 million common stock repurchase program on February 29, 2008. Under that program, the Company repurchased 4,113,782 shares, or 10 percent of the outstanding stock at the start of the program, at an average price of $24.31 per share.

On March 13, 2008, the Company announced a new $50 million common stock repurchase program. Through April 8, 2008, the Company had repurchased 313,000 shares of its common stock for approximately $6.1 million under this new program.

Capital Expenditures

Total capital expenditures for 2008 are expected to be as follows (in millions):

	Alaska	Horizon	Air Group
Aircraft -related	$390	$100	$490
Non aircraft-related	75	5	80
Totals	$465	$105	$570

Firm Aircraft Commitments

	2008	2009	2010	Thereafter	Total
Alaska (B737-800)	17*	6	6	3	32
Horizon (Q-400)	3	12	-	-	15
Totals	20	18	6	3	47

* includes one operating lease arrangement

In addition to the firm orders noted above, Alaska has options to acquire 45 additional B737-800s and Horizon has options to acquire 20 Q400s.

AIR GROUP – (continued)

  Projected Fleet Count

					Change by Quarter
Alaska	Seats	Actual 31-Dec-06	Actual 31-Dec-07	Actual 31-Mar-08	Q2	Q3	Q4	Planned 31-Dec-08
737-200	—	2	—	—	—	—	—	—
737-400F*	—	1	1	1	—	—	—	1
737-400C*	72	—	5	5	—	—	—	5
737-400	144	39	34	34	—	—	(2)	32
737-700	124	22	20	20	—	—	—	20
737-800	157	15	29	33	3	5	5	46
737-900	172	12	12	12	—	—	—	12
MD-80	140	23	14	10	(3)	(7)	—	—
Totals		114	115	115	—	(2)	3	116

					Change by Quarter
Horizon	Seats	Actual 31-Dec-06	Actual 31-Dec-07	Actual 31-Mar-08	Q2	Q3	Q4	Planned 31-Dec-08
Q200	37	28	16	13	(1)	(1)	(2)	9
Q400	74-76	20	33	33	—	—	3	36
CRJ-700	70	21	21	20	—	—	—	20
Totals		69	70	66	(1)	(1)	1	65

*F=Freighter; C=Combination freighter/passenger